Exhibit 99.1
Encore Acquisition Company Announces Fourth Quarter and Full Year 2006 Results
FORT WORTH, Texas—(BUSINESS WIRE)—February 13, 2007
Encore Acquisition Company (NYSE:EAC) today reported unaudited fourth quarter and full year 2006 results. The following table highlights certain reported amounts for 2006 as compared to 2005:
(in millions except per share, daily production, and average price amounts)

	Year Ended December 31,		Increase/
	2006	2005	(Decrease)
Net income	$92.4	$103.4	(11)%
Diluted earnings per share	$1.75	$2.09	(16)%
Oil and natural gas revenues	$493.3	$457.3	8%
Cash flows from operating activities	$297.3	$292.3	2%
Total oil and natural gas related capital	$378.6	$574.4	(34)%
Average oil price ($/Bbl)	$47.30	$44.82	6%
Average natural gas price ($/Mcf)	$6.24	$7.09	(12)%
Average combined price ($/BOE)	$43.87	$44.05	—%
Daily production volumes (BOE)	30,807	28,442	8%
Diluted shares outstanding	52.7	49.5	6%
The Company’s reported oil and natural gas revenues represent an eight percent increase over $457.3 million in 2005. The Company attributed its higher revenues to an eight percent increase in production volumes, which rose from an average of 28,442 barrels of oil equivalent per day (“BOEPD”) in 2005 (10.4 MMBOE in total) to an average of 30,807 BOEPD (11.2 MMBOE in total) in 2006. The rise in production volumes was attributed to the Company’s development program and acquisitions completed in the second half of 2005. The net profits interests reduced reported production by approximately 1,278 BOE per day in 2006 versus 1,155 BOE per day in 2005. Oil represented 65 percent and 66 percent of the Company’s total production volumes in 2006 and 2005, respectively.
Jon S. Brumley Encore’s Chief Executive Officer and President stated, “We are looking forward to a good year in 2007. Our recent acquisitions are exciting and have rejuvenated our property mix with long-life waterflood and tertiary projects that have upside potential. The acquisitions fit the expertise we have developed at Encore, and we are ready to put the fields through our redevelopment process and witness steady growth of reserves and production. Our West Texas JV is shaping up as expected with four rigs running and good wells coming online. In addition, we are pleased with our natural gas development programs in East Texas and New Mexico. 2007 will be a focused year for Encore with a disciplined capital budget that will be inside cash flow from operations and invest in projects that fit what we do best: low risk exploitation in vintage oil and gas fields. We are focused on what has delivered excellent results in the past.”

Encore reported net income for 2006 of $92.4 million ($1.75 per diluted share). Although increases in expenses in 2006 caused net income to drop from $103.4 million ($2.09 per diluted share) in 2005, the Company was able to realize a $5.1 million increase in operating cash flows, up to $297.3 million in 2006 from $292.3 million in 2005, reflecting the current period earnings impact of non-cash stock-based compensation, derivative fair value gain/loss, deferred taxes, and depletion, depreciation, and amortization.
Encore’s realized commodity prices, including the effects of hedging, averaged $47.30 per barrel and $6.24 per Mcf during 2006, resulting in an increase of six percent and a decrease of 12 percent, respectively, as compared to 2005. On a combined basis, including the effects of hedging, prices remained fairly constant in 2006 at $43.87 per BOE as compared to $44.05 per BOE in 2005. Hedging expense reduced realized oil prices by $7.12 per barrel and realized natural gas prices by $0.35 per Mcf during 2006. The Company’s oil wellhead differential to NYMEX for 2006 was $11.80 per barrel in total and $14.70 per barrel in the CCA.
Fourth Quarter 2006
Encore reported net income for the fourth quarter of 2006 of $10.1 million ($0.19 per diluted share) on oil and natural gas revenues of $116.2 million. The Company’s reported oil and natural gas revenues represent a 16 percent decrease from the fourth quarter of 2005 revenues of $138.5 million. The Company attributed the decrease in revenues to lower commodity prices. Encore’s realized commodity prices, including the effects of hedging, averaged $42.85 per barrel and $6.32 per Mcf during 2006, resulting in decreases of 11 percent and 26 percent, respectively, as compared to 2005. On a combined basis, including the effects of hedging, prices decreased 16 percent in the fourth quarter of 2006 to $41.13 per BOE as compared to $49.09 per BOE in the fourth quarter of 2005. The Company’s oil wellhead differential to NYMEX for the fourth quarter of 2006 was $10.06 per barrel in total and $11.89 per barrel in the CCA. Combined production volumes were 30,704 BOEPD (2.8 MMBOE in total) in 2006 compared to 30,654 BOEPD (2.8 MMBOE in total) in 2005. For the fourth quarter of 2006, cash flows from operating activities of $63.0 million decreased from $88.1 million in the fourth quarter of 2005.
Oil represented 65 percent and 63 percent of the Company’s total production volumes in the fourth quarters of 2006 and 2005, respectively.
Operations Update
Encore finished 2006 with total oil and natural gas related capital expenditures of $378.6 million. Encore invested $29.7 million in property acquisitions for 2006, primarily for unproved acreage concentrated in the Company’s core areas. The Company invested $348.8 million in its drilling and exploration programs, drilling 271 gross (101.8 net) wells.

Liquidity Update
At December 31, 2006, the Company’s long-term debt, net of discount, was $661.7 million, including $150 million of 6.25% Senior Subordinated Notes due April 15, 2014, $300 million of 6.0% Senior Subordinated Notes due July 15, 2015, $150 million of 7.25% Senior Subordinated Notes due 2017, and $68 million of bank debt under the Company’s existing credit facility.
2007 Capital Budget
As a result of the two most recently announced acquisitions, which will be initially financed entirely through debt, Encore’s Board of Directors has initially approved a $285 million capital budget for 2007 (exclusive of acquisitions) that will allow the Company to execute a plan to reduce debt levels by year-end 2007. The debt reduction plan is expected to include proceeds from a proposed Master Limited Partnership; the divestiture of certain properties in Oklahoma; and excess cash flows from operations.
First Quarter 2007 Outlook
Encore expects to invest approximately $76.0 million of its capital budget in the first quarter of 2007. The Company expects the following averages in the first quarter of 2007:

Wellhead production volumes	32,000 to 33,000 BOE
Net profits production volumes	800 to 1,300 BOE
Reported production volumes	30,700 to 32,200 BOE
Lease operations expense	$10.35 per BOE
General and administrative expenses	$2.15 per BOE
Depletion, depreciation, and amortization	$11.60 per BOE
Production, ad valorem, and severance taxes	9% of wellhead revenues
Income tax expense	38% effective rate
Income tax expense deferred	97% deferred
Because of rig and lease commitments, the Company expects its capital expenditures to exceed operating cash flows in the first and second quarters of 2007, but to be below cash flows from operations in the third and fourth quarters of 2007.
Conference Call Details:
Title: Encore Acquisition Company Conference Call
Date and Time: Wednesday, February 14, 2007 at 9:00 AM Central Time

Webcast: Listen to the live broadcast via http://www.encoreacq.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above
A replay of the conference call will be archived and available via Encore’s website at the address above or by dialing 800-642-1687 and entering conference ID 8139801. The replay will be available through February 24, 2007. International or local callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.
About the Company
Encore Acquisition Company is engaged in the development of onshore North American oil and natural gas reserves. Since 1998, Encore has acquired high-quality assets and grown them through drilling, waterflood, and tertiary projects. Encore’s properties are located in the Rockies, the Mid-Continent, and the Permian Basin.
Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the benefits of acquisitions and joint venture arrangements, reserve growth, reserve potential, debt reduction plans, expected production volumes, expected expenses, expected taxes, expected capital expenditures, Encore’s ability to operate inside cash flows from operations, and any other statements that are not historical facts. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; hedging arrangements (including the costs associated therewith); uncertainties in the estimation of proved, probable and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; risks related to Encore’s high-pressure air program; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint ventures; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; general economic and business conditions; industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Contact:
Encore Acquisition Company, Fort Worth
Bob Reeves, Chief Financial Officer
817-339-0918
rcreeves@encoreacq.com

(All data in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Condensed Consolidated Statements of Operations:
Revenues:
Oil	$78,908	$85,705	$346,974	$307,959
Natural gas	37,275	52,749	146,325	149,365
Oil marketing	41,527	—	147,563	—

Total revenues	157,710	138,454	640,862	457,324

Expenses:
Production:
Lease operations	27,862	20,117	98,194	69,744
Production, ad valorem, and severance taxes	11,398	14,176	49,780	45,601
Depletion, depreciation, and amortization	30,984	25,684	113,463	85,627
Exploration	12,172	3,205	30,519	14,443
General and administrative	4,995	3,872	23,194	17,268
Oil marketing	42,910	—	148,571	—
Derivative fair value loss (gain)	(4,125)	(423)	(24,388)	5,290
Loss on early redemption of debt	—	—	—	19,477
Other operating	6,450	3,663	10,023	9,485

Total operating expenses	132,646	70,294	449,356	266,935

Operating income	25,064	68,160	191,506	190,389
Interest and other	(10,948)	(10,074)	(43,702)	(33,016)

Income before income taxes	14,116	58,086	147,804	157,373
Current income tax benefit (provision)	18	606	(2,691)	2,084
Deferred income tax provision	(4,042)	(21,573)	(52,715)	(56,032)

Net income	$10,092	$37,119	$92,398	$103,425

Net income per common share:
Basic	$0.19	$0.76	$1.78	$2.12
Diluted	$0.19	$0.75	$1.75	$2.09

Weighted average common shares outstanding:
Basic	53,004	48,754	51,865	48,682
Diluted	53,806	49,647	52,736	49,522

	Year Ended
	December 31,
	2006	2005
	(unaudited)
Condensed Consolidated Statements of Cash Flows:
Net income	$92,398	$103,425
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash and other items	198,637	190,705
Changes in operating assets and liabilities	6,298	(1,861)

Net cash provided by operating activities	297,333	292,269

Net cash used in investing activities	(397,430)	(573,560)

Financing activities:
Net proceeds from (payments on) long-term debt	(12,000)	277,594
Net proceeds from issuance of common stock	127,101	—
Other	(15,895)	4,248

Net cash provided by financing activities	99,206	281,842

Increase (decrease) in cash and cash equivalents	(891)	551
Cash and cash equivalents, beginning of period	1,654	1,103

Cash and cash equivalents, end of period	$763	$1,654

	December 31,	December 31,
	2006	2005
	(unaudited)
Condensed Consolidated Balance Sheets:
Total assets	$2,006,900	$1,705,705

Liabilities	$528,339	$485,735
Long-term debt	661,696	673,189
Stockholders’ equity	816,865	546,781

Total liabilities and stockholders’ equity	$2,006,900	$1,705,705

Working capital (a)	$(40,745)	$(56,838)

(a)	Working capital is defined as current assets minus current liabilities.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Production volumes:
Oil (MBbls)	1,841	1,789	7,335	6,871
Natural gas (MMcf)	5,901	6,186	23,456	21,059
Combined (MBOE)	2,825	2,820	11,244	10,381

Daily production:
Oil (Bbls/d)	20,014	19,448	20,096	18,826
Natural gas (Mcf/d)	64,140	67,235	64,262	57,696
Combined (BOE/d)	30,704	30,654	30,807	28,442

Average prices:
Oil (per Bbl)	$42.85	$47.90	$47.30	$44.82
Natural gas (per Mcf)	$6.32	$8.53	$6.24	$7.09
Combined (per BOE)	$41.13	$49.09	$43.87	$44.05

Average costs per BOE:
Lease operations expense	$9.86	$7.12	$8.73	$6.72
Production, ad valorem, and severance taxes	$4.03	$5.03	$4.43	$4.39
Depletion, depreciation, and amortization	$10.97	$9.11	$10.09	$8.25
Exploration	$4.31	$1.14	$2.71	$1.39
General and administrative	$1.77	$1.37	$2.06	$1.66
Oil marketing loss	$0.49	$—	$0.09	$—

Derivative Summary as of December 31, 2006 (unaudited)
Oil Derivative Contracts

	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Short Floor	Short Floor	Swap	Swap
	Volume	Price	Volume	Price	Volume	Price
Period	(Bbls)	(per Bbl)	(Bbls)*	(per Bbl)*	(Bbls)	(per Bbl)
Jan. — Dec. 2007	8,000	$53.75	—	$—	3,000	$36.75
Jan. — June 2008	12,000	64.17	(4,000)	50.00	1,000	58.59
July — Dec. 2008	8,000	66.25	(4,000)	50.00	—	—
Jan. — Dec. 2009	5,000	70.00	(5,000)	50.00	—	—
Natural Gas Derivative Contracts

	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Short Floor	Short Floor	Swap	Swap
	Volume	Price	Volume	Price	Volume	Price
Period	(Mcf)	(per Mcf)	(Mcf)*	(per Mcf)*	(Mcf)	(per Mcf)
Jan. — Dec. 2007	32,500	$6.74	—	$—	10,000	$4.99
Jan. — Dec. 2008	10,000	6.25	—	—	—	—

*	Short put positions represent floors the Company sold.